TERMINATION OF SHAREHOLDERS’ AGREEMENT
RELATING TO VITRAN CORPORATION INC.

     WHEREAS, the undersigned are all of the parties to a Shareholders’ Agreement made as of the 15th day of July, 1987 with respect to Vitran Corporation Inc.; and

     WHEREAS, the undersigned wish to terminate the Shareholders’ Agreement effective as of February 1, 2003.

     NOW THEREFORE, THIS AGREEMENT WITNESSES that for good and valuable consideration, the parties hereto agree as follows:

1.     The Shareholders’ Agreement is hereby terminated effective as of February 1, 2003 and the parties are released from all obligations thereunder.

2.     This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

3.     This Agreement may be executed in one or more counterparts, each of which when executed by any party hereto shall be deemed to be an original of such counterparts and together shall constitute one and the same instrument.

4.     This Agreement may also be executed by facsimile.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of February 1, 2003.

LOCHAN ORA INVESTMENTS LIMITED

/s/ Richard D. McGraw

PARKWAY AUTOMOTIVE INVESTMENTS LIMITED

/s/ Richard D. McGraw

442769 ONTARIO LIMITED

/s/ Anthony Griffiths

ATL FINANCIAL SERVICES INC

/s/ Albert Gnat

/s/ P. Stuart	/s/ Albert Gnat

Witness	ALBERT GNAT

/s/ G. McGraw	/s/ Richard D. McGraw

Witness	RICHARD D. McGRAW

/s/ Mary Keogh	/s/ Anthony Griffiths

Witness	ANTHONY F. GRIFFITHS

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